Exhibit 3(e)


                            CERTIFICATE OF AMENDMENT
                                       OF
                                    RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                            DATA GENERAL CORPORATION


     DATA GENERAL CORPORATION, a corporation organized and existing under and by
virtue  of  the  General   Corporation   Law  of  the  State  of  Delaware  (the
"Corporation"), DOES HEREBY CERTIFY:

         1. That at a meeting of the Board of Directors of the Corporation held on December 2, 1998, said Board of Directors adopted resolutions proposing and declaring advisable a new proposed Section A to Article FOURTH of the Restated Certificate of Incorporation of the Corporation as follows:

         FOURTH.

                  A. Authorized Capital Stock. The total number of shares of all classes of stock which this Corporation shall have authority to issue is ONE HUNDRED AND FIFTY-ONE MILLION (151,000,000) shares, consisting of ONE MILLION (1,000,000) shares of Preferred Stock, par value $.01 per share (hereinafter, the "Preferred Stock"), and ONE HUNDRED FIFTY MILLION (150,000,000) shares of Common Stock, par value $.01 per share (hereinafter, the "Common Stock").

         2. That thereafter, pursuant to resolution of its Board of Directors, the annual meeting of stockholders of said Corporation was duly called and held on January 27, 1999, at which meeting the necessary number of stockholders as required by statute voted in favor of the amendment.

         3. That said amendment was duly adopted in accordance with the applicable provisions of Sections 211 and 242 of the General Corporation Law of Delaware, as amended.

         IN WITNESS WHEREOF, DATA GENERAL CORPORATION has caused its corporate seal to be hereunto affixed and this certificate to be signed by its President and attested by its Assistant Secretary this 28th day of January, 1999.

                                                     DATA GENERAL CORPORATION


                                                     By: /s/  Ronald L. Skates
                                                         President and
                                                         Chief Executive Officer

ATTEST:
/s/ James K. Jacobs
Assistant Secretary